                                                                     Exhibit 2.9



THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, UNLESS THE MAKER HAS RECEIVED THE WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE LENDER TO THE EFFECT THAT SUCH SALE, ASSIGNMENT OR TRANSFER DOES NOT INVOLVE A TRANSACTION REQUIRING REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.





                          SUBORDINATED PROMISSORY NOTE





                               NEW YORK, NEW YORK

$3,125,000                                                     MARCH 2, 2001



      FOR VALUE RECEIVED, Princeton Review Operations, L.L.C. a Delaware limited liability company (the "Maker"), with principal offices at 2315 Broadway, New York, New York 10024, promises to pay to the order of Princeton Review of Boston, Inc. ("PRB"), a Massachusetts corporation, for itself and as agent for Princeton Review of New Jersey, Inc. ("PRNJ"), with principal offices at 3 Whitehouse Lane, Weston, Massachusetts 02493, the principal sum of Three Million One Hundred Twenty-Five Thousand Dollars ($3,125,000), with interest on the unpaid principal balance from time to time outstanding accruing at the rate of eight and one-quarter percent (8.25%) per annum until maturity and payable as set forth herein, subject to adjustment as provided in the following sentence. In the event that the closing of the The Princeton Review, Inc.'s initial public offering has not occurred within twenty-four (24) months following the Closing Date, or the Sellers are otherwise unable to convert the Note during the Option Period due to applicable requirements or restrictions of federal or state securities laws including those relating to an issuer in registration (any such period restricting conversion, a "Blackout Period"), then the interest on the unpaid principal balance from time to time outstanding shall increase so that it shall thereafter accrue at the rate of eleven and one-quarter percent (11.25%) per annum until maturity; provided that if the closing of The Princeton Review, Inc.'s initial public offering occurs thereafter, the interest rate shall revert back to eight and one-quarter percent (8.25%) per annum until maturity. Upon the occurrence of an Event of Default (as defined herein) this Note shall bear interest at the rate of twelve percent (12%) per annum (the "Default Rate"); provided, that the Default Rate shall be fifteen (15%) per annum during any period of an Event of Default that this Note would otherwise be bearing interest at the rate of eleven and one-quarter percent (11.25%) per annum. Notwithstanding any other provision hereof, Lender does not intend to charge and Maker shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be credited to reduce principal hereunder or, at Lender's option, refunded to Maker.

This is the Note referred to in that certain Asset Purchase Agreement dated as of January 18, 2001 (the "Asset Purchase Agreement"), by and among the Maker, the Lender and the other parties named therein and is subject to all of the terms thereof. This reference shall not impair the rights of the holder of this Note to receive payments as set forth herein. Capitalized terms used but not otherwise defined in this Note shall have the same meaning as in the Asset Purchase Agreement.

      1.    Payment.

            (a) Payment Schedule. The principal sum of this Note and interest due thereon shall be paid as follows:

                  (i) Interest accrued on the principal balance outstanding shall be due and payable on the first Business Day (as defined herein) of each calendar quarter.

                  (ii) The principal sum of this Note shall be paid in equal, quarterly installments, each in the sum of $156,250, which shall be due and payable on the first Business Day of each calendar quarter commencing on the date which is the first Business Day of the seventeenth full calendar quarter following the date of issuance of this Note and on the first Business Day of each of the next succeeding nineteen calendar quarters until and including the Maturity Date (as defined herein), or sooner upon the occurrence of an Event of Default. Payments otherwise due on a day other than a Business Day shall be due and payable on the next Business Day. If Lender exercises the Conversion Option under Section 1(d) below and any portion of the unpaid principal is not converted, the quarterly payments required by this section shall be recalculated by dividing the unconverted principal amount by twenty (the number of quarterly payments contemplated by this section).

                  (iii) In all events, and under all circumstances, all unpaid principal and accrued interest shall be due and payable on the first Business day of the thirty-sixth quarter after the issuance of this Note (the "Maturity Date").

            (b) Manner of Payments. Except as provided in Section 1(d) below, principal and all accrued interest shall be payable in lawful money of the United States of America, by wire transfer to a bank account designated by the legal holder of this Note, or in such other manner as the legal holder may designate from time to time in writing to the Maker. Maker shall have no responsibility to see to the application of any payment made as provided herein as between any persons comprising the Lender. The application of any payment under this Note shall not affect the allocation made pursuant to Section 6 of the Asset Purchase Agreement.

            (c) Prepayment. The Maker may prepay this Note in whole or in part, without premium or penalty, at any time after expiration of the Option Period, as defined in Section 1(d)


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below. All payments received shall first be applied to interest then due, and any balance thereafter remaining to reduction of principal.

            (d) Conversion Option. Lender shall have a one-time right to convert either 100% or any percentage between 0% and 33% of the unpaid principal due under this Note to common stock of The Princeton Review, Inc. ("Stock") at the initial public offering price of the Stock. Lender may exercise this right by delivering written notice (the "Conversion Notice") to Maker and The Princeton Review, Inc. during the period beginning on the first anniversary of the closing of the initial public offering and ending on the sixtieth day after such anniversary date (the "Option Period"); provided that if the Note is unable to be converted due to the pendency of a Blackout Period, then the Option Period will be extended so that the period during which the Note is convertible shall be not less than 60 days. The Conversion Notice shall include a calculation of accrued interest due under this Note through the anticipated date of issuance of the shares of Stock to Lender as provided below. Subject to any applicable requirements or restrictions of federal and state securities laws, if Lender timely delivers the Conversion Notice, Maker shall promptly cause The Princeton Review, Inc. to issue to Lender the number of shares of Stock determined by dividing the amount of unpaid principal to be converted by the initial offering price of the Stock. Concurrently with the issuance of the shares to Lender, Maker shall pay to Lender any accrued interest due for the period through the date of issuance of the shares. If Lender converts 100% of the unpaid principal to Stock, upon issuance of the appropriate number of shares of Stock to Lender and payment of the accrued interest, Lender shall deliver the original of this Note to Maker stamped "Paid" or with other acknowledgment that this Note has been paid and discharged in full.

      2. Late Payment Fee. If the entire amount of any required payment of principal and/or interest is not paid in full within one (1) Business Day after notice thereof from the Lender, the Maker shall pay to the Lender a late fee equal to one and one-half (1-1/2%) percent of the required payment (the "Late Fee").

      3. Event of Default.

            (a) Defined. This Note shall become due and payable upon the occurrence of any of the following events (each an "Event of Default"):

                  (i) A default by the Maker in the making of any required payment of principal and/or interest under Section 1(a) of this Note continuing uncured for more than ten (10) calendar days after the giving of notice to the Maker of such default; or

                  (ii) If the Maker or any Guarantor is adjudicated bankrupt or has a trustee or receiver appointed for all or a substantial part of the Maker's or Guarantor's property in any involuntary proceeding, or if any court shall have taken jurisdiction of all or a substantial part of the Maker's or Guarantor's property in any involuntary proceeding for the reorganization, dissolution, liquidation or winding up of the Maker or such Guarantor; or

                  (iii) If the Maker or any Guarantor files a petition in voluntary bankruptcy or a petition under Chapter XI of the Federal Bankruptcy Code or any similar state or federal law, whether now existing or hereafter enacted, or if the Maker or any Guarantor files an


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answer not denying jurisdiction of the court or admitting the material allegations in any such proceeding filed against it, or if any such proceeding shall be approved and not vacated or stayed within 60 days of commencement; or

                  (iv) If the Maker or any Guarantor makes an assignment for the benefit of its creditors or admits in writing an inability to pay its debts generally as they become due or consents to the appointment of a receiver, trustee or liquidator of all of its property or a substantial part thereof; or

                  (v) If the Maker or any Guarantor terminates its existence, except that it is not an Event of Default if the Maker or Guarantor terminates its existence in connection with a reorganization of the corporate structure of the Maker or Guarantor; or

                  (vi) If the Maker or any Guarantor defaults with respect to, or with the giving of notice or the passage of time would default with respect to, the Senior Indebtedness (as defined herein); provided, however, that upon the cure of such default with respect to the Senior Indebtedness, the Maker or any Guarantor shall be deemed to have cured the Event of Default under this
Section 3(a)(vii); or

                  (vii) If the Maker defaults in the making of any Fee Payment (as defined in Section 3(d)) on the applicable Fee Payment Due Date; or

                  (viii) If the Maker or any Guarantor consummates a sale or transfer of all or substantially all of its assets or capital stock or a merger or consolidation with another entity without complying with Section 3(b) below.

Notwithstanding anything herein to the contrary, no Event of Default shall occur (and no acceleration of principal and interest shall occur hereunder) by reason of, or during the periods that, suspension of principal and interest payments on this Note have occurred pursuant to the provisions of Section 5(b) hereof.

      (b) Sale or Merger.

                  (i) It shall be an Event of Default under Section 3(a)(viii) if the Maker or a Guarantor:

                        (A) sells or transfers all or substantially all of its assets or capital stock (excluding the issuance and sale of the Maker's or a Guarantor's capital stock in connection with a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any successor statute); or

                        (B) merges or consolidates with any other entity, without first satisfying the requirements of clause (ii) or (iii) below (whichever applies).

                  (ii) Transaction with Affiliate. If the purchaser, transferee, or entity with which the Maker or Guarantor is merging or consolidating (the "Transferee") is an entity controlling, controlled by, or under common control with the Maker or Guarantor (an "Affiliate"), then before consummating the transaction, the Maker or Guarantor shall deliver to


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the Lender an executed Guaranty from the Transferee, as required under Section
4.2.1 of the Purchase Agreement. No consent of the Lender is required.

                  (iii) Transaction with Unaffiliated Third Party. If the Transferee is not an Affiliate, then in addition to delivering an executed Guaranty from the Transferee, the Maker or Guarantor shall obtain the Lender's consent as to the financial creditworthiness of the Transferee and, in the case of a merger, of the surviving entity. The Lender's consent shall not be unreasonably withheld or unduly delayed.

                  (iv) It is not an Event of Default under Section 3(a)(v) if the Maker or any Guarantor terminates its existence in connection with a merger or consolidation that complies with this Section 3(b).

            (c) Opportunity to Cure Payment Default. If there shall be an Event of Default under Section 3(a)(i) of this Note, the Maker may, at any time prior to the entry of a judgment by a court in favor of the Lender for all amounts due and payable hereunder, cure such Event of Default by paying the entire amount of any overdue scheduled payments of principal and/or interest required to be paid under Section 1(a) hereof (including interest at the Default Rate, as applicable) and the Late Fee (collectively, the "Overdue Amount"), plus an amount equal to fifteen percent (15%) of the Overdue Amount (the "Cure Fee"), plus any and all costs of collection (as set forth in Section 4 hereof) incurred by the Lender in connection with such Event of Default, provided, that there shall be no Event of Default other than the one pursuant to Section 3(a)(i) hereof. Upon such cure by payment of all amounts required to be paid pursuant to this Section 3(b), interest on the principal sum of this Note shall again bear interest at the rate of eight and one-quarter percent (8.25%) per annum, unless and until a further Event of Default shall have occurred and remain uncured.

            (d) Fee Payment Disputes. If at any time the Lender asserts, in a notice to the Maker, that the Maker has failed to make any payment (by way of non-payment or underpayment) of any Late Fee or of any Cure Fee under Section 3(c) hereof (any such amount being a "Fee"), then the Lender shall give notice of such deficiency to the Maker. Either the Maker or the Lender may submit any Fee dispute for binding arbitration under the terms of the Asset Purchase Agreement at any time. No dispute as to a Fee payment shall give rise to a default hereunder until non-payment of a Fee after the applicable Fee Payment Due Date. The term "Fee Payment Due Date" shall mean the earlier to occur of (1) the date on which an arbitration panel determines that a Fee is due to the Lender or (2) the failure of the Maker to either pay a disputed Fee or to submit any dispute with respect to such Fee to binding arbitration in accordance with the terms of the Asset Purchase Agreement within thirty (30) days of the date of notice from the Lender of such Fee dispute if the amount in dispute, together with the amount of any other Fees then in dispute, as stated in the Lender's notice(s) hereunder, exceeds the Threshold Amount (as defined below). The term "Threshold Amount" shall mean $15,000 prior to the due date of the seventeenth principal installment due hereunder and $30,000 thereafter. The existence of a Fee dispute shall not affect any accrual of the amount of any Fee hereunder or alter the obligations of the Maker under any provision of this Note. Prior to the Fee Payment Due Date with respect to a Fee, the arbitration provisions of the Asset Purchase Agreement shall govern any dispute with respect to such Fee.


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      4. Costs of Collection. The Maker hereby waives presentment, demand, protest and notices of every kind and description (except as expressly required hereby) and agrees to pay all costs and expenses, including reasonable attorneys' fees in connection with the collection, protection, preservation, defense or enforcement of this Note or any Guaranty of this Note after the occurrence of an Event of Default, whether or not suit shall be instituted.

      5. Subordination. The Maker, for itself, its successors and assigns, covenants and agrees, and the holder of this Note and each successor holder of this Note by such holder's acceptance hereof, likewise covenants and agrees, that notwithstanding any other provision of this Note, the payment of the principal of and interest on this Note or any Late Fee hereunder shall be subordinated in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Senior Indebtedness (as hereinafter defined) at any time outstanding. The provisions concerning subordination contained herein shall constitute a continuing representation to all Persons who, in reliance upon such provisions, become the holders of or continue to hold Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they or any of them may proceed to enforce such provisions against the Maker or against the holder of this Note without the necessity of joining the Maker as a party.

            (a) Payment of Senior Indebtedness. All Senior Indebtedness shall be paid in full (x) in cash or (y) with the consent of the holders of Senior Indebtedness, in-kind or in a combination of cash and in-kind, before any payment or distribution (whether in cash, securities or other property) is made on account of this Note in any insolvency or bankruptcy proceedings, receivership, liquidation, reorganization or other similar proceedings involving the Maker or its property, or in any proceedings for voluntary liquidation, dissolution or other winding up of the Maker or distribution or marshaling of its assets or any composition with creditors of the Maker, whether or not involving insolvency or bankruptcy. Any payment or distribution (except securities which are subordinated and junior in right of payment to the payment of all Senior Indebtedness then outstanding in terms of substantially the same tenor and with substantially the same interest and payment terms as set forth herein) which would, but for the foregoing sentence, be payable or deliverable in respect of this Note shall be paid or delivered directly to the holders of Senior Indebtedness in the proportions in which they hold the Senior Indebtedness, until all Senior Indebtedness has been paid in full. Every holder of this Note, by becoming a holder, designates the holder or holders of Senior Indebtedness as his or its agents and attorney-in-fact to (i) demand, sue for, collect and receive the Senior Indebtedness holder's share of payments and distributions referred to above, and (ii) to file any necessary proof of claim therefor and to take all such other action (including the right to vote such Senior Indebtedness holder's share of this Note), in the name of the holder of this Note or otherwise, as the Senior Indebtedness holders may determine to be necessary or appropriate for the enforcement of this section. The holder and each successor holder of this Note, by its or his acceptance thereof, agrees to execute, at the request of the Maker, a separate agreement with any holder of Senior Indebtedness on the terms set forth herein, and to take all such other action as the holder of Senior Indebtedness may request in order to enable such holder to enforce this section.

            (b) No Payment on Note Under Certain Conditions. If any default occurs in the payment of the principal of or interest on any Senior Indebtedness (whether as a result of


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acceleration thereof by the holders of such Senior Indebtedness or otherwise)
and during the continuance of such default until such payment has been made or such default has been cured or waived in writing by such holder of Senior Indebtedness, then and during the continuance of such event no payment of principal or interest on this Note shall be made by the Maker or accepted by any holder of this Note who has received notice from the Maker or from a holder of Senior Indebtedness of such event.

If any Event of Default (as such term, for this paragraph only, is defined in that certain Loan Agreement by and among The Princeton Review, Inc., certain of its subsidiaries, Reservoir Capital Partners, L.P., as Administrative Agent, and certain other lenders) occurs other than in the payment of the principal of or interest on any Senior Indebtedness and during the continuance of such default for a period up to one hundred and eighty (180) days, or (if a shorter period) until such Event of Default has been cured or waived in writing by such holder of Senior Indebtedness, then and during the continuance of such event no payment of principal or interest on this Note shall be made by the Maker or accepted by any holder of this Note who has received notice from the Maker or from a holder of Senior Indebtedness of such event.


            (c) Payments Held in Trust. In case any payment or distribution shall be paid or delivered to any holder of this Note before all Senior Indebtedness shall have been paid in full, despite or in violation or contravention of the terms of this subordination, such payment or distribution shall be held in trust for and paid and delivered ratably to the holders of Senior Indebtedness (or their duly authorized representatives), until all Senior Indebtedness shall have been paid in full. Notwithstanding the foregoing, the parties understand and agree that payment of principal, interest and fees may be made in accordance with the terms of this Note so long as none of the events described in Section 5(b) has occurred.


            (d) Subrogation. Subject to the payment in full of all Senior Indebtedness and until this Note shall be paid in full, the holder of this Note shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness pursuant to the provisions of subparagraphs (a) and (c) above) to receive payments or distributions of assets of the Maker applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Maker and its creditors, other than the holders of Senior Indebtedness and the holder of this Note, be deemed to be a payment by the Maker to or on account of this Note; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the holder of this Note would be entitled except for the provisions set forth herein shall, as between the Maker and its creditors, other than the holders of Senior Indebtedness and the holder of this Note, be deemed to be a payment by the Maker to or on account of the Senior Indebtedness.

            (e) Scope of Section. The provisions set forth herein are intended solely for the purpose of defining the relative rights of the holder of this Note, on the one hand, and the holders of the Senior Indebtedness, on the other hand. Nothing contained herein or elsewhere in this Note is intended to or shall impair, as between the Maker, its creditors other than the holders of Senior Indebtedness, and the holder of this Note, the obligation of the Maker, which is unconditional and absolute, to pay to the holder of this Note the principal of and interest on the


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Note as and when the same shall become due and payable in accordance with the terms thereof, or to affect the relative rights of the holder of this Note and creditors of the Maker other than the holders of the Senior Indebtedness, or to benefit any other creditors of the Maker other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the holder of this Note from accepting any payment with respect to this Note or exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Note of the holders of Senior Indebtedness in respect of cash, property or securities of the Maker received by the holder of this Note.

            (f) Survival of Rights. The right of any present or future holder of Senior Indebtedness to enforce subordination of this Note pursuant to the provisions of this Note shall not at any time be prejudiced or impaired by any act or failure to act on the part of the Maker or any such holder of Senior Indebtedness, including, without limitation, any forbearance, waiver, consent, compromise, amendment, extension, renewal, or taking or release of security of or in respect of any Senior Indebtedness or by noncompliance by the Maker with the terms of such subordination regardless of any knowledge thereof the holder may have or otherwise be charged with.

            (g) Amendment or Waiver. The provisions of this paragraph may not be amended or waived in any manner which is detrimental to any Senior Indebtedness without the consent of the holders of a majority of the then existing Senior Indebtedness.

            (h) Senior Indebtedness Defined. For purposes hereof, "Senior Indebtedness" shall mean any and all loans, advances and extensions of credit by any institutional lender to the Maker, and all other indebtedness, liabilities and obligations, direct or contingent, of the Maker to such institutional lender, outstanding from time to time (including without limitation any and all indebtedness to such institutional lender in respect of future loans or advances or extensions of credit make to the Maker by such institutional lender prior to, during or following any proceeding in respect of any Reorganization), together with interest thereon and all fees, expenses and other amounts owing to such institutional lender (regardless of the extent to which such amounts are allowed as claims against the Maker in any Reorganization and including any interest thereon accruing after the commencement of any reorganization and any other interest that would have accrued thereon but for the commencement of such reorganization) including reasonable attorneys' fees and disbursements and all other costs incurred to enforce such institutional lender's loan documents. For purposes hereof, any institutional lender shall also include its successor and assigns. Without limitation, the term "institutional lender" in the Note shall include Reservoir Capital Partners, L.P., Reservoir Capital Associates, L.P., Reservoir Capital Master Fund, L.P., SGC Partners II, LLC, Olympus Growth Fund III L.P., Olympus Executive Funds L.P. and each of their successors and assigns.

      6. Certain Defined Terms. As used herein, "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required to close under the laws of the State of New York.

      7. Notices. Except as otherwise expressly provided herein, all notices, requests, consents and other communications hereunder shall be in writing and shall be deemed delivered (i) two Business Days after being sent by registered or certified mail, return receipt requested,


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postage prepaid or (ii) one Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next Business Day delivery, in each case to the intended recipient at their principal business addresses or at such other address as the addressee shall have specified by written notice given to the remaining parties. Except as otherwise expressly provided herein, any party may give any notice, request, consent or other communication hereunder using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Notices hereunder shall be addressed to a party which is a party to the Asset Purchase Agreement at the address of such party as provided in the Asset Purchase Agreement or at such other address as any such party shall have given notice to the other as provided therein or herein. Notices to any other party shall be addressed to such party at such address as such party shall have given notice as provided herein. Notwithstanding any other provision of this Note, any notice under Section 3(a)(i) shall be effective when given by telecopier with machine confirmation of transmission to the Maker, if a copy of such notice is also sent to the Maker via a reputable nationwide overnight courier service guaranteeing next Business Day delivery. Maker's telecopier number is 212-721-6079.

      8. Governing Law. This Note shall be governed by and construed and enforced in accordance with the law of the State of New York.



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      Executed as an instrument under seal as of the date first written above.



                              PRINCETON REVIEW OPERATIONS, L.L.C.







                              By: /s/ Mark Chernis
                                  ---------------------------------
                              Name: Mark Chernis
                              Title:  Chief Operating Officer





Attest:





/s/ Bruce Task
---------------------------
Executive Vice President

Witness


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